Exhibit 10.1

Wausau Paper Corp.

Director Retirement Benefit Policy

As amended and restated effective October 19, 2011

Each person whose service as a member of the Board of Directors began prior to January 1, 2003 (a “Director”) and who incurs a Termination of Service after he has served as a Director for not less than five full calendar years (a “Retired Director”) shall be entitled to receive a Director’s Retirement Benefit in accordance with the following terms and conditions:

(a)

During the Benefit Period (as defined in paragraph (c)), on each date on which the Corporation pays Directors fees consisting of the Directors monthly retainer or a Board of Directors meeting fee to serving Directors, a Retired Director shall be paid a Director’s Retirement Benefit.  Payment of such Director Retirement Benefit shall not be conditioned upon the attendance of the Retired Director at any meeting of the Board of Directors or the performance by the Retired Director of any services on behalf of the Corporation.

(b)

For purposes of this policy, a “Director’s Retirement Benefit” shall be an amount equal to the monthly retainer or Board of Directors meeting fee, as applicable, to which a Director was entitled (or would have been entitled if the Director was not an employee of the Corporation) under the standard Directors fee policy of the Corporation as of the date of the Retired Director’s Termination of Service (the Retired Director’s “Termination Date”); provided, however, that the number of payments of the Director’s Retirement Benefit which is attributable to the payment of Board of Director meeting fees in any fiscal year of the Corporation shall not exceed the number of regularly scheduled meetings of the Board in the fiscal year in which the retired Director’s Termination Date occurred.  The Director’s Retirement Benefit shall not include fees paid for attendance at Committee Meetings or any compensation paid to Directors other than the monthly retainer or Board of Directors meeting fee as herein described.  For purposes of this policy, “Termination of Service” means the later of (i) the bona fide termination of a Director’s service as a member of the Board and (ii) the Director’s termination of employment with the Corporation and each member of the controlled group of corporations or other entities under common control to which the Corporation belongs (the “Controlled Group”) for purposes of determining whether a separation from service has occurred pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

(c)

The “Benefit Period” shall mean the period which begins on the day next following the Retired Director’s Termination Date and which ends on the first to occur of (1) the date which is (A) the same number of months subsequent to the Retired Director’s Termination Date as is equal to (B) the number of whole or partial months during which the Retired Director served as a Director prior to his Termination Date and (2) the Retired Director’s death.  For purposes of determining the number of whole or partial months during which the retired Director served as a Director prior to his Termination Date, service as a director of Mosinee Paper Corporation (a “Mosinee Director”) (1) prior to December 17, 1997 and (2) during any period in which such Mosinee Director was not also a director of the Corporation, shall be deemed to be service as a Director.

(d)

As of any date on which a Change of Control of the Corporation has occurred, as defined in the 2005 Directors’ Deferred Compensation Plan as from time to time in effect (a “Change of Control”), the Corporation shall pay the present value of all unpaid Director’s Retirement Benefit payments to a then Retired Director in a lump sum.  Notwithstanding anything herein to the contrary, and solely for purposes of this paragraph (d), any Director who has served as a Director for not less than five full calendar years on the date of a Change of Control shall be deemed to have incurred a Termination of Service as of the day immediately preceding the date of the Change of Control for purposes of this paragraph (d), with the date of the deemed Termination of Service used as the deemed Retired Director’s “Termination Date” for purposes of paragraphs (b) and (c).  The present value of any payments made pursuant to this paragraph (d) shall be based on the assumption that the Retired Director shall serve as a Retired Director through the period described in paragraph (c)(1) and it shall be computed by reference to the 1983 Individual Annuity Mortality Table with an assumed interest rate equal to the “immediate annuity rate” as then in effect as determined by the Pension Benefit Guaranty Corporation and promulgated in Appendix B to 29 C.F.R. §2619.65 or any successor regulation adopted for the same or substantially similar purpose.

(e)

A Director’s Retirement Benefit payable hereunder may not be voluntarily or involuntarily sold or assigned, and shall not be subject to any attachment, levy or garnishment.  The Corporation shall not be obligated to reserve or otherwise set aside funds for the payment of retirement benefits under this policy and the rights of a Retired Director shall be only those with respect to an unsecured claim against the general assets of the Corporation.  All amounts due a Retired Director shall be paid out of the general assets of the Corporation.

(f)

This policy may be terminated or amended at any time by resolution of the Board of Directors; provided, however, that neither an amendment nor the termination of this policy shall reduce the retirement benefits accrued by a Retired Director as of the date of such amendment or termination.

(g)

Notwithstanding any other provision of this policy, payment of a Director’s Retirement Benefit to any Retired Director who was, on the date of his Termination of Service, a “specified employee” of the Corporation or any other member of the Controlled Group as determined pursuant to Code Section 409A (a “Specified Employee”) shall not commence until the date which is not less than six months following such Termination of Service, and in such case, the Benefit Period of such Retired Director shall, in the event of the death of such Retired Director prior to the occurrence of the date described in paragraph (c)(1), be adjusted to reflect the fact that, but for the Retired Director’s status as a Specified Employee, the Retired Director would have received up to six months of additional payments of his Director’s Retirement Benefit.  Any payments made pursuant to this paragraph (g) following a Retired Director’s death shall be paid to the Retired Director’s estate.

(h)

Notwithstanding any other provision of this policy, no distribution otherwise provided for by this policy shall be made if such distribution would cause the distribution or this policy to fail to meet the requirements of Code Section 409A and cause the Retired Director to be subject to the interest and additional tax imposed pursuant to Code Section 409A(a)(1)(B), and any such distribution shall be modified in the operation of the policy so that the timing or form of such distribution, or both, as the case may be, corresponds as closely as possible to such distribution as provided for in the policy, but will then comply with the requirements of Code Section 409A so as to preclude the application of Code Section 409A(a)(1)(B).